PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED AUGUST 9, 2001)

                                 $3,500,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

                          MEDIUM-TERM NOTES, SERIES G
                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE
                             ---------------------

THE COMPANY: American General Finance Corporation. Our principal executive office is located at 601 N.W. Second Street, Evansville, Indiana 47708, and our telephone number is (812) 424-8031.

THE NOTES: We plan to offer and sell notes from time to time with various terms, including the following:

    - Ranking as our senior indebtedness

    - Stated maturities of nine months or more from date of issue

    - Redemption and/or repayment provisions, if applicable, whether mandatory or at our option or at the option of the noteholders

    - Payments in U.S. dollars

    - Minimum denominations of $1,000

    - Book-entry (through DTC) or certificated form

    - Interest payments on fixed rate notes on a semi-annual basis

    - Interest payments on floating rate notes on a monthly, quarterly, semiannual or annual basis

    - Interest at fixed or floating rates, or no interest at all. Floating interest rates may be based on one or more bases, including but not limited to the following bases, plus or minus a spread and/or multiplied by a spread multiplier:

        - CD rate

        - CMT rate

        - Commercial paper rate

        - Eleventh district cost of funds rate

        - Federal funds rate
        - LIBOR

        - Prime rate

        - Treasury rate

We may also issue discount notes, indexed notes, extendible maturity notes and amortizing notes. We will specify the final terms for each note issuance, which may be different from the terms described in this prospectus supplement, in the applicable pricing supplement.

 INVESTING IN THE NOTES INVOLVES CERTAIN RISKS THAT ARE DESCRIBED IN THE "RISK
     FACTORS" SECTION BEGINNING ON PAGE S-3 OF THIS PROSPECTUS SUPPLEMENT.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement, the accompanying prospectus or any pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                              PUBLIC                AGENTS' DISCOUNTS             PROCEEDS, BEFORE EXPENSES, TO
                          OFFERING PRICE             AND COMMISSIONS          AMERICAN GENERAL FINANCE CORPORATION
                        -------------------  -------------------------------  -------------------------------------
Per note..............         100%                Not to exceed .875%                Not less than 99.125%
Total.................    $3,500,000,000        Not to exceed $30,625,000         Not less than $3,469,375,000

    We may sell notes to the agents referred to below as principal for resale at varying or fixed offering prices or through the agents, on an agency basis, using their reasonable efforts on our behalf. We may also sell notes to or through other agents or directly to investors without the assistance of any agent.

    If we sell other debt securities referred to in the accompanying prospectus, the amount of notes that we may offer and sell under this prospectus supplement will be reduced.
                           --------------------------

BANC OF AMERICA SECURITIES LLC

       BANC ONE CAPITAL MARKETS, INC.

              GOLDMAN, SACHS & CO.

                      JPMORGAN

                             MORGAN STANLEY

                                     SALOMON SMITH BARNEY

                                            WACHOVIA SECURITIES

                           --------------------------

          The date of this prospectus supplement is December 13, 2001.

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
                        PROSPECTUS SUPPLEMENT

Risk Factors................................................       S-3
Description of the Notes....................................       S-6
Certain United States Federal Income Tax Considerations.....      S-23
Plan of Distribution........................................      S-30
Legal Opinions..............................................      S-32

                                                                PAGE
                                                              --------
                              PROSPECTUS

About this Prospectus.......................................         2
Where You Can Find More Information.........................         2
Incorporation of Information We File with the SEC...........         2
Special Note Regarding Forward-Looking Statements...........         3
American General Finance Corporation........................         3
Use of Proceeds.............................................         4
Selected Financial Information..............................         4
Ratio of Earnings to Fixed Charges..........................         5
Description of Debt Securities..............................         5
Plan of Distribution........................................        15
Legal Opinions..............................................        16
Experts.....................................................        16

    References in this prospectus supplement to "AGFC", "we", "us" and "our" are to American General Finance Corporation. References to the "agents" are to the agents named on the front cover of this prospectus supplement and in any pricing supplement.

    On August 29, 2001, AGFC became an indirect wholly-owned subsidiary of American International Group, Inc. ("AIG"). AIG is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities and financial services in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services and asset management. Neither AIG nor any of its affiliates will be a co-obligor or guarantor of the notes.

    You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement. Neither we nor any of the agents has authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it. Neither we nor any of the agents are making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and any pricing supplement is accurate only as of the date of the applicable pricing supplement. Our business, financial condition and results of operations may have changed since that date.

                                  RISK FACTORS

    Your investment in the notes involves certain risks. In consultation with your own financial and legal advisers, you should carefully consider, among other matters, the following discussion of risks before deciding whether an investment in the notes is suitable for you. The notes are not an appropriate investment for you if you are unsophisticated with respect to the significant components of the notes.

AN INVESTMENT IN INDEXED NOTES PRESENTS SIGNIFICANT RISKS NOT ASSOCIATED WITH
  OTHER TYPES OF NOTES

    Indexed notes may present a high level of risk, and you may lose your entire investment if you purchase them. If we issue indexed notes, we will describe more fully certain risks associated with those particular indexed notes in the applicable pricing supplement.

    INVESTORS IN INDEXED NOTES COULD LOSE PRINCIPAL OR INTEREST

    The principal amount of an indexed note payable at maturity and/or the amount of interest payable on an interest payment date will be determined by reference to one or more of the following, each of which is an "index":

    - currencies, including baskets of currencies;

    - commodities, including baskets of commodities;

    - securities, including baskets of securities; or

    - any other index or financial measure.

    The direction and magnitude of the change in the value of the relevant index will determine either or both the principal amount of an indexed note payable at maturity or the amount of interest payable on an interest payment date. The terms of a particular indexed note may or may not include a guaranteed return of a percentage of the face amount at maturity or a minimum interest rate. Accordingly, if you invest in an indexed note, you may lose all or a portion of your principal and may receive no interest on the note.

    THE ISSUER OF AN INDEX SECURITY COULD TAKE ACTIONS THAT ADVERSELY AFFECT AN
     INDEXED NOTE

    The issuer of a security that serves as an index or part of an index for an indexed note will, unless otherwise provided in the applicable pricing supplement, have no involvement in the offer and sale of the note and no obligations to the holder of the note. The issuer may take actions, such as a merger or sale of assets, without regard to the interests of the holder. Any of these actions could adversely affect the value of a note indexed to that security.

    AN INDEXED NOTE MAY BE LINKED TO A VOLATILE INDEX, WHICH COULD HURT YOUR
     INVESTMENT

    Certain indices are highly volatile, which means that their value may change significantly, up or down, over a short period of time. The expected principal amount payable at maturity of, or the interest rate on, an indexed note that is based on a volatile index may vary substantially from time to time. Because the principal amount payable at the maturity of, or interest payable on, an indexed note is generally calculated based on the value of the relevant index on a specified date or over a limited period of time, volatility in the index increases the risk that the return on the indexed note may be adversely affected by a fluctuation in the level of the relevant index.

    The volatility of an index may be affected by political or economic events, including governmental actions, or by the activities of participants in the relevant markets. Any of these could adversely affect the value of an indexed note.

    AN INDEX TO WHICH A NOTE IS LINKED COULD BE CHANGED OR BECOME UNAVAILABLE

    Certain indices reference several different currencies, commodities, securities or other financial instruments. The compiler of such an index typically reserves the right to alter the composition of the index and the manner in which the value of the index is calculated. Such an alteration may result in a decrease in the value of or return on an indexed note which is linked to that index.

    An index could become unavailable due to various factors, such as war, natural disasters, cessation of publication of the index, or suspension of or disruption in trading in any currency, commodity, security or other financial instrument comprising or underlying the index. If an index becomes unavailable, the determination of principal of or interest on an indexed note may be delayed or an alternative method may be used to determine the value of the unavailable index. Alternative methods of valuation are generally intended to produce a value similar to the value resulting from reference to the unavailable index. However, it is unlikely that an alternative method of valuation will produce values identical to those which would be produced were the original index available. An alternative method of valuation may result in a decrease in the value of or return on an indexed note.

    Certain indexed notes may be linked to unusual and/or recently developed indices. These characteristics may make it difficult to anticipate the volatility of the index or other risks to which such a note is subject. In addition, trading in such indices or instruments underlying such indices may be infrequent or sporadic, which could increase the volatility of such indices and decrease the value of or return on indexed notes linked to them.

    THE TAX TREATMENT OF INDEXED NOTES MAY BE UNCLEAR

    The treatment of indexed notes for United States Federal income tax purposes is often unclear due to the absence of any authority specifically addressing the issues presented by any particular indexed note. Accordingly, you should consult your tax adviser regarding the Federal income tax consequences of purchasing an indexed note.

    INFORMATION ABOUT INDICES MAY NOT BE INDICATIVE OF FUTURE PERFORMANCE

    If we issue an indexed note, the applicable pricing supplement may include historical information about the relevant index. Any information about indices that we may provide will be furnished as a matter of information only, and you should not regard the information as indicative of the range of, or trends in, fluctuations in the relevant index that may occur in the future.

    WE MAY HAVE CONFLICTS OF INTEREST REGARDING AN INDEXED NOTE

    We or one or more of our affiliates may have conflicts of interest with respect to some indexed notes. For example, we or one or more of our affiliates may engage in trading, including trading for hedging purposes, for our proprietary accounts or for other accounts under management, in indexed notes, in the currencies, commodities, securities or other financial instruments on which an index is based, or in other derivative instruments related to the index. These trading activities could adversely affect the value of indexed notes. We or one or more of our affiliates may also issue securities or derivative instruments that are linked to the same index as one or more indexed notes. Introducing competing products into the marketplace in this manner could adversely affect the value of an indexed note.

    To the extent that one or more of our affiliates calculates or compiles a particular index, it may have considerable discretion in performing the calculation or compilation. Exercising discretion in this manner could adversely affect the value of or the rate of return on an indexed note based on such index.

REDEMPTION MAY ADVERSELY AFFECT YOUR RETURN ON THE NOTES

    If your notes are redeemable at our option or are otherwise subject to mandatory redemption, we may, in the case of optional redemption, or must, in the case of mandatory redemption, redeem your notes at times when prevailing interest rates may be relatively low. In these situations, you generally will not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as that of the notes being redeemed.

THERE MAY NOT BE ANY TRADING MARKET FOR YOUR NOTES; MANY FACTORS AFFECT THE TRADING MARKET AND VALUE OF YOUR NOTES

    Upon issuance, your notes will not have an established trading market. We cannot assure you that a trading market for your notes will ever develop or be maintained if developed. Many factors independent of our creditworthiness may affect the trading market for, and trading value of, your notes. These factors include:

    - the complexity and volatility of the index or formula applicable to your notes,

    - the method of calculating the principal, premium and interest in respect of your notes,

    - the time remaining to the maturity of your notes,

    - the outstanding amount of your notes,

    - any redemption features of your notes,

    - the amount of other securities linked to the index or formula applicable to your notes, and

    - the level, direction and volatility of market interest rates generally.

    In addition, notes that are designed for specific investment objectives or strategies often experience a more limited trading market and more price volatility. There may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all. You should not purchase notes unless you understand and know that you can bear the related investment risks.

OUR CREDIT RATINGS MAY NOT REFLECT ALL RISKS OF AN INVESTMENT IN THE NOTES

    Our credit ratings are an assessment of independent rating agencies of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of your notes. Our credit ratings, however, may not reflect the potential impact of risks related to structure, market or other factors discussed above on the value of your notes.

                            DESCRIPTION OF THE NOTES

    FOR EACH NOTE WE OFFER AND SELL, WE WILL PREPARE A PRICING SUPPLEMENT TO THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THE PRICING SUPPLEMENT WILL INCLUDE THE SPECIFIC TERMS OF THE NOTE OR NOTES TO WHICH IT RELATES AND MAY INCLUDE MODIFICATIONS OF OR ADDITIONS TO THE MORE GENERAL TERMS DESCRIBED IN THIS PROSPECTUS SUPPLEMENT AND ACCOMPANYING PROSPECTUS. THROUGHOUT THE FOLLOWING DISCUSSION OF THE TERMS OF THE NOTES, WE WILL REFER TO VARIOUS "SPECIFIED" TERMS OF THE NOTES, AND, UNLESS OTHERWISE STATED, THOSE REFERENCES MEAN THE TERMS SPECIFIED IN THE APPLICABLE PRICING SUPPLEMENT AND THE NOTES. EXCEPT AS OTHERWISE SPECIFIED IN THE PRICING SUPPLEMENT RELATING TO A NOTE, THE NOTE WILL HAVE THE TERMS DESCRIBED BELOW AND IN THE ACCOMPANYING PROSPECTUS UNDER THE CAPTION "DESCRIPTION OF DEBT SECURITIES". IF THE PRICING SUPPLEMENT RELATING TO THE NOTE SPECIFIES DIFFERENT TERMS, THEN THE NOTE WILL HAVE THE TERMS SPECIFIED IN THE PRICING SUPPLEMENT.

TERMS OF THE NOTES

    The notes will be issued as a series of debt securities under the indenture described in the accompanying prospectus. All of the debt securities, including the notes, issued and to be issued under the indenture will be our unsecured general obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness from time to time outstanding.

    The indenture does not limit the aggregate principal amount of debt securities that we may issue. We have issued debt securities under the indenture in the past and we may, from time to time, without the consent of the holders of the notes, provide for the issuance of notes or other debt securities under the indenture in addition to the $3,500,000,000 aggregate principal amount of notes offered by this prospectus supplement. The aggregate principal amount of notes that may be offered and sold by this prospectus supplement will be reduced if we sell other debt securities under the registration statement of which this prospectus supplement and the accompanying prospectus are a part.

    We will offer the notes on a continuing basis. They will mature on a day nine months or more from the date of issue, as selected by the purchaser and agreed to by us. Each interest-bearing note will bear interest at either a fixed or floating rate. Some notes may bear no interest or may bear interest at a rate substantially below prevailing market rates. In either situation, these notes may be issued at significant discounts from the principal amounts payable upon their Maturity. When we use the term "Maturity" with respect to any note, we mean the regularly scheduled maturity of that note or any earlier date on which the principal (or an installment of principal) becomes due and payable as a result of:

    - mandatory redemption or our exercise of an option to redeem the note;

    - the noteholder's exercise of an option for early repayment of the note;

    - acceleration of the note in accordance with the indenture; or

    - any other reason.

    We may change from time to time the interest rates, interest rate bases and other variable terms of the notes offered by this prospectus supplement, but no change will affect any note already issued or as to which we have accepted an offer to purchase. The interest rates we offer with respect to the notes may differ depending upon, among other things, the aggregate principal amount of notes purchased in any transaction. At any given time, we may offer notes with different interest rates or other variable terms to different investors. We may "reopen" a previous tranche of notes and issue additional notes of that tranche.

    We will issue each note in fully registered form in a denomination of $1,000 or an integral multiple of $1,000. We may issue notes either in book-entry form or in certificated form. Notes in book-entry form may be transferred or exchanged only through a participating member of the depositary for the notes, which will be The Depository Trust Company, also known as DTC, unless otherwise specified. See "--Book-Entry Notes" in this prospectus supplement and "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus. Notes in certificated form may be transferred or exchanged at the corporate trust office of the trustee. We will not impose a service charge for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange, other than exchanges pursuant to the indenture not involving any transfer.

    We will pay the principal of, and premium and interest, if any, on, notes in book-entry form to the depositary or its nominee. See "--Book-Entry Notes" in this prospectus supplement and "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus. In the case of notes in certificated form:

    - We will pay the principal and premium, if any, due at Maturity in immediately available funds upon presentation of the note and, in the case of any repayment on an optional repayment date, upon submission of a duly completed election form if and as required by the provisions described below, at the corporate trust office of the trustee in the Borough of Manhattan, The City of New York, or at any other place we may designate.

    - We will pay interest due at Maturity to the same person to whom we pay the principal of the note.

    - We will pay interest due other than at Maturity at the corporate trust office of the trustee or, at our option, by check mailed to the address of the person entitled to receive payment as the address appears in the security register. Notwithstanding the immediately preceding sentence, a holder of $1,000,000 or more in aggregate principal amount of notes in certificated form, whether having identical or different terms and provisions, having the same interest payment dates will, at our option, be entitled to receive interest payments, other than at Maturity, by wire transfer of immediately available funds if appropriate wire transfer instructions have been received in writing by the trustee not less than 15 days prior to the applicable interest payment date. Any wire instructions received by the trustee shall remain in effect until revoked by the holder.

REDEMPTION AT OUR OPTION

    The notes will not be subject to any sinking fund. We may redeem a note at our option prior to its stated maturity date only if an initial redemption date is specified for the note, in which case we may redeem the note in whole or from time to time in part on any date on or after the specified initial redemption date at the redemption price referred to below together with interest payable to the redemption date. We will notify the holder of any note to be redeemed not more than 60 nor less than 30 days before the redemption date. If we redeem a note, we will do so in increments of $1,000, provided that any remaining principal amount will be an authorized denomination of the note. Unless otherwise specified, the redemption price will initially be a specified percentage of the principal amount to be redeemed and will decline by a specified percentage at each anniversary of the initial redemption date until the redemption price is 100% of the principal amount to be redeemed. If we redeem notes in book-entry form, we will send the notice of redemption to the depositary. If less than all of the notes in book-entry form of like tenor and terms are being redeemed, DTC's practice is to determine by lot the amount of the interest of each participating member of DTC in the issue to be redeemed.

REPAYMENT AT THE OPTION OF THE HOLDER

    We will repay a note before its stated maturity date at the option of the holder of the note only if an optional repayment date is specified for the note, in which case, at the option of the holder we will repay the note in whole or in part on the specified repayment date. Any repayment in part will be in an amount equal to $1,000 or an integral multiple of $1,000, provided that any remaining principal amount will be an authorized denomination of the note. The price for any note so repaid will be 100% of the principal amount to be repaid, together with interest payable to the date of repayment. For any note to be repaid, the trustee must receive, at its office maintained for such purpose in the Borough of Manhattan, The City of New York, currently its corporate trust office, not more than 60 nor less than 30 days before the optional repayment date, notice of the holder's exercise of the repayment option, consisting of:

    - in the case of a note in certificated form, the note and the form entitled "Option to Elect Repayment" duly completed, or

    - in the case of a note in book-entry form, instructions to that effect from the beneficial owner to the depositary and forwarded by the depositary.

Notice of a holder's exercise of the repayment option must be received by the trustee by 5:00 P.M., New York City time, on the last day for giving notice. Exercise of the repayment option by the holder of a note will be irrevocable.

    Only the depositary may exercise the repayment option in respect of global securities representing notes in book-entry form. Accordingly, beneficial owners of global securities that desire to have all or any portion of the notes in book-entry form represented by global securities repaid must instruct the participant through which they own their interest to direct the depositary to exercise the repayment option on their behalf by forwarding the repayment instructions to the trustee as discussed above. In order to ensure that the instructions are received by the trustee on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions for that day. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of notes in book-entry form should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of notes in book-entry form relating to the option to elect repayment will be irrevocable. In addition, at the time instructions are given, each beneficial owner will cause the participant through which it owns its interest to transfer its interest in the global security or securities representing the related notes in book-entry form, on the depositary's records, to the trustee. See "--Book-Entry Notes".

    If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder and any other securities laws or regulations in connection with any repayment at the option of the holder.

    We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

INTEREST

    Each interest-bearing note will bear interest from and including the date of issue at the specified annual rate or, in the case of a floating rate note, pursuant to the specified interest rate formula, until the principal of the note is paid or made available for payment. Interest will be payable in arrears on each interest payment date and at Maturity. The first payment of interest on any note originally issued between a regular record date and the related interest payment date will be made on the interest payment date immediately following the next succeeding regular record date to the registered holder on the next succeeding regular record date. The regular record date will be the fifteenth calendar day, whether or not a Business Day, immediately preceding the related interest payment date.

    FIXED RATE NOTES

    Each fixed rate note will bear interest from and including the date of issue at the rate stated on the face of the note until the principal amount of the note is paid or made available for payment. Interest payments on fixed rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, with respect to the notes to, but excluding, the related interest payment date or Maturity, as the case may be. Interest on fixed rate notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

    Unless otherwise provided in an applicable pricing supplement, interest on fixed rate notes will be payable semiannually on March 1 and September 1 of each year and at Maturity. If any interest payment date or the Maturity of a fixed rate note falls on a day that is not a Business Day (as defined below), the related payment of principal, premium, if any, or interest will be made on the next succeeding Business Day as if made on the date the payment was due, and no interest will accrue on the amount payable for the period from and after the interest payment date or Maturity, as the case may be.

    For purposes of fixed rate notes, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close.

    FLOATING RATE NOTES

    Interest on floating rate notes will be determined by reference to the applicable interest rate basis or interest rate bases, which may be one or more of:

    - the CD Rate,

    - the CMT Rate,

    - the Commercial Paper Rate,

    - the Eleventh District Cost of Funds Rate,

    - the Federal Funds Rate,

    - LIBOR,

    - the Prime Rate,

    - the Treasury Rate, or

    - any other specified interest rate basis or interest rate formula.

    Each interest rate basis will be the rate determined by the calculation agent in accordance with the applicable provisions below. The interest rate in effect on a floating rate note for the period from and including the date of issue to but excluding the first Interest Reset Date (as defined below) will be the rate specified in the applicable pricing supplement (the "Initial Interest Rate"). Thereafter, the interest rate in effect on each day will be (1) if the day is an Interest Reset Date, the interest rate determined as of the Interest Determination Date (as defined below) immediately preceding such Interest Reset Date, or (2) if the day is not an Interest Reset Date, the interest rate determined as of the Interest Determination Date immediately preceding the most recent Interest Reset Date. Interest rate changes will take effect on the Interest Reset Dates.

    INTEREST TERMS. Each applicable pricing supplement will specify certain terms of the floating rate note being delivered, including:

    - whether the floating rate note is

       - a "Regular Floating Rate Note",

       - an "Inverse Floating Rate Note" or

       - a "Floating Rate/Fixed Rate Note" and, if so, the Fixed Rate Commencement Date (as defined below) and the Fixed Interest Rate (as defined below),

    - the interest rate basis or bases,

    - the Interest Reset Dates,

    - the Initial Interest Rate,

    - the interest payment dates,

    - the period to maturity of the instrument or obligation with respect to which the interest rate basis or bases will be calculated (the "Index Maturity"),

    - the Maximum Interest Rate (as defined below) and Minimum Interest Rate (as defined below), if any,

    - the number of basis points to be added to or subtracted from the related interest rate basis or bases (the "Spread"),

    - the percentage by which the interest rate basis or bases will be multiplied to determine the applicable interest rate (the "Spread Multiplier"),

    - if one of the specified interest rate bases is LIBOR, the Designated LIBOR Page (as defined below), and

    - if one of the specified interest rate bases is the CMT Rate, the specified CMT Telerate Page and, if CMT Telerate Page 7052, the specified average yield period.

    The interest rate borne by the floating rate notes will be determined as follows:

    REGULAR FLOATING RATE NOTES. Unless a floating rate note is designated as a Floating Rate/Fixed Rate Note, an Inverse Floating Rate Note or as having an Addendum attached or as having "Other Provisions" apply relating to a different interest rate formula, it will be a "Regular Floating Rate Note" and, except as described below or in an applicable pricing supplement, will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on a Regular Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    FLOATING RATE/FIXED RATE NOTES. If a floating rate note is designated as a "Floating Rate/Fixed Rate Note", except as described below or in an applicable pricing supplement, it will bear interest at the rate determined by reference to the applicable interest rate basis or bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any.

Commencing on the first Interest Reset Date, the rate at which interest on the Floating Rate/Fixed Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that:

    - the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate, and

    - the interest rate in effect commencing on, and including, the date on which interest begins to accrue on a fixed rate basis (the "Fixed Rate Commencement Date") will be the specified interest rate (the "Fixed Interest Rate") or, if no Fixed Interest Rate is specified, the interest rate in effect on the Floating Rate/Fixed Rate Note on the day immediately preceding the Fixed Rate Commencement Date, and such interest rate will continue in effect until Maturity of the note.

    INVERSE FLOATING RATE NOTES. If a floating rate note is designated as an "Inverse Floating Rate Note", except as described below or in an applicable pricing supplement, it will bear interest at the rate equal to the specified fixed interest rate minus the rate determined by reference to the applicable interest rate basis or bases:

    - plus or minus the applicable Spread, if any, and/or

    - multiplied by the applicable Spread Multiplier, if any;

provided, however, that unless otherwise specified, the interest rate on the Inverse Floating Rate Note will not be less than zero percent. Commencing on the first Interest Reset Date, the rate at which interest on the Inverse Floating Rate Note will be payable will be reset as of each Interest Reset Date; provided, however, that the interest rate in effect for the period from the date of issue to the first Interest Reset Date will be the Initial Interest Rate.

    INTEREST RESET DATES. The applicable pricing supplement will specify the dates on which the interest rate on the applicable floating rate note will be reset (each, an "Interest Reset Date"). The Interest Reset Date will be, in the case of floating rate notes which reset:

    - daily--each Business Day;

    - weekly--the Wednesday of each week, with the exception of weekly reset floating rate notes as to which the Treasury Rate is an applicable interest rate basis, which will reset the Tuesday of each week, except as described below;

    - monthly--the third Wednesday of each month, with the exception of monthly reset floating rate notes as to which the Eleventh District Cost of Funds Rate is an applicable interest rate basis, which will reset on the first calendar day of the month;

    - quarterly--the third Wednesday of March, June, September and December of each year;

    - semiannually--the third Wednesday of the two specified months of each year; and

    - annually--the third Wednesday of the specified month of each year;

provided, however, that with respect to Floating Rate/Fixed Rate Notes, the interest rate will no longer reset after the Fixed Rate Commencement Date.

    If any Interest Reset Date falls on a day that is not a Business Day, it will be postponed to the next Business Day, except that in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the Interest Reset Date will be advanced to the immediately preceding Business Day. In addition, in the case of a floating rate note for which the Treasury Rate is an applicable interest rate basis, if the Interest Determination Date falls on an Interest Reset Date, then the Interest Reset Date will be postponed to the next Business Day.

    MAXIMUM AND MINIMUM INTEREST RATES. A floating rate note may also have either or both of the following:

    - a maximum numerical limitation, or ceiling, on the rate at which interest may accrue during any period (a "Maximum Interest Rate"), and

    - a minimum numerical limitation, or floor, on the rate at which interest may accrue during any period (a "Minimum Interest Rate").

    In addition to any Maximum Interest Rate that may apply to a floating rate note, the interest rate on floating rate notes will in no event be higher than the maximum rate permitted by New York law, as the same may be modified by United States law of general application.

    INTEREST PAYMENTS. Each applicable pricing supplement will specify the dates on which interest will be payable. Each floating rate note will bear interest from and including the date of issue until the principal of the note is paid or made available for payment. Except as provided below or in the applicable pricing supplement, the interest payment dates with respect to floating rate notes will be, in the case of floating rate notes which reset:

    - daily, weekly or monthly--the third Wednesday of each month or the third Wednesday of March, June, September and December of each year, as specified;

    - quarterly--the third Wednesday of March, June, September and December of each year;

    - semiannually--the third Wednesday of the two specified months of each year;

    - annually--the third Wednesday of the specified month of each year; and

    - at Maturity.

    If any interest payment date for any floating rate note, other than an interest payment date at Maturity, falls on a day that is not a Business Day, the interest payment date will be postponed to the next Business Day, except that, in the case of a floating rate note as to which LIBOR is an applicable interest rate basis, if that Business Day falls in the next calendar month, then the interest payment date will be advanced to the immediately preceding Business Day. If the Maturity of a floating rate note falls on a day that is not a Business Day, the payment of principal, premium, if any, and interest will be made on the next Business Day, and no interest on such payment will accrue for the period from and after the Maturity.

    For purposes of floating rate notes, "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in The City of New York are authorized or obligated by law or executive order to close; provided, however, that, with respect to notes as to which LIBOR is an applicable interest rate basis, the day must also be a London Business Day. "London Business Day" means a day on which commercial banks are open for business in London.

    All percentages resulting from any calculation on floating rate notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upward. For example, 5.876545%, or .05876545, would be rounded to 5.87655%, or .0587655. All dollar amounts used in or resulting from any calculation on floating rate notes will be rounded to the nearest cent, with one-half cent being rounded upward.

    Interest payments on floating rate notes will equal the amount of interest accrued from and including the immediately preceding interest payment date in respect of which interest has been paid, or from and including the date of issue if no interest has been paid, to but excluding the related interest payment date or Maturity.

    With respect to each floating rate note, accrued interest is calculated by multiplying its face amount by an accrued interest factor. The accrued interest factor is computed by adding the interest factor calculated for each day in the period for which accrued interest is being calculated.

    - In the case of notes for which the interest rate basis is the CD Rate, the Commercial Paper Rate, the Eleventh District Cost of Funds Rate, the Federal Funds Rate, LIBOR or the Prime Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by 360.

    - In the case of notes for which the interest rate basis is the CMT Rate or the Treasury Rate, the interest factor for each day will be computed by dividing the interest rate applicable to each day by the actual number of days in the year.

    - The interest factor for notes for which the interest rate is calculated with reference to two or more interest rate bases will be calculated in each period in the same manner as if only one of the applicable interest rate bases applied.

    INTEREST DETERMINATION DATES. The interest rate applicable to each interest period commencing on the Interest Reset Date with respect to that interest period will be determined by reference to the applicable interest rate basis as of the applicable "Interest Determination Date", which will be:

    - with respect to the Federal Funds Rate and the Prime Rate--the Business Day preceding the related Interest Reset Date;

    - with respect to the CD Rate, the CMT Rate and the Commercial Paper Rate--the second Business Day preceding the related Interest Reset Date;

    - with respect to the Eleventh District Cost of Funds Rate--the last working day of the month preceding the month in which the related Interest Reset Date falls on which the Federal Home Loan Bank of San Francisco publishes the Index, as defined below;

    - with respect to LIBOR--the second London Business Day preceding the related Interest Reset Date; and

    - with respect to the Treasury Rate--the day in the week in which the related Interest Reset Date falls on which direct obligations of the United States ("Treasury Bills") are normally auctioned. Treasury Bills are normally sold at auction on Monday of each week, unless that day is a legal holiday, in which case the auction is normally held on the following Tuesday, except that the auction may be held on the preceding Friday; provided, however, that if an auction is held on the Friday of the week preceding the Interest Reset Date, the related Interest Determination Date will be that Friday. If the auction is held on the following Tuesday or any other Interest Reset Date, then the Interest Reset Date that otherwise would have been on that day will be postponed to the next Business Day. If no auction is held for a particular week, the Interest Determination Date pertaining to the Interest Reset Date occurring in that week will be the first Business Day of that week.

    CALCULATION AGENT AND CALCULATION DATE. Citibank, N.A. will be the calculation agent. Upon the request of the holder of any floating rate note, the calculation agent will provide the interest rate then in effect and, if determined, the interest rate that will become effective as a result of a determination made for the next Interest Reset Date with respect to that floating rate note. The calculation date, if applicable, pertaining to any Interest Determination Date will be the earlier of:

    - the tenth calendar day after the applicable Interest Determination Date, or, if the tenth calendar day is not a Business Day, the next Business Day or

    - the Business Day preceding the applicable interest payment date or Maturity, as the case may be.

    CD RATE. CD Rate Notes will bear interest at rates calculated with reference to the CD Rate and the specified Spread and/or Spread Multiplier, if any.

    "CD Rate" means:

    (1) the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15(519) (as defined below) opposite the caption "CDs (secondary market)", or

    (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for negotiable United States dollar certificates of deposit having the specified Index Maturity, as published in H.15 Daily Update (as defined below), or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "CDs (secondary market)", or

    (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the secondary market offered rates for Negotiable CDs (as defined below), as quoted as of 10:00 A.M., New York City time, on the applicable Interest Determination Date by three leading non-bank dealers in negotiable United States dollar certificates of deposit in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent, or

    (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

    "Negotiable CDs" means negotiable United States dollar certificates of deposit of major United States money center banks with a remaining maturity closest to the specified Index Maturity and in an amount that is representative for a single transaction in the market at the time.

    "H.15(519)" means the weekly statistical release designated as H.15(519), or any successor publication, published by the Board of Governors of the Federal Reserve System.

    "H.15 Daily Update" means the daily update of H.15(519), available through the world-wide-web site of the Board of Governors of the Federal Reserve System at http://www.federalreserve.gov/releases/h15/update, or any successor site or publication.

    CMT RATE. CMT Rate Notes will bear interest at rates calculated with reference to the CMT Rate and the specified Spread and/or Spread Multiplier, if any.

    "CMT Rate" means:

    (1) if CMT Telerate Page 7051 is specified:

       (a) the percentage equal to the yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities", as the yield is displayed on Bridge Telerate, Inc., or any successor service, on page 7051, or any other page as may replace page 7051 on that service ("Telerate Page 7051"), for the applicable Interest Determination Date, or

       (b) if the rate referred to in clause 1(a) is no longer displayed on Telerate Page 7051 or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the percentage equal to the yield for United States Treasury securities at "constant maturity" having the specified Index Maturity and for the applicable Interest Determination Date as published in H.15(519) opposite the caption "Treasury constant maturities", or

       (c) if the rate referred to in clause 1(b) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for the period of the specified Index Maturity as may then be published by either the Federal Reserve System Board of Governors or the United States Department of the Treasury that the calculation agent determines to be comparable to the rate which would otherwise have been published in H.15(519), or

       (d) if the rate referred to in clause 1(c) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three leading primary United States government securities dealers in The City of New York, which may include one or more of the agents or one or more of their affiliates (each, a "Reference Dealer"), selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the specified Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

       (e) if fewer than five but more than two of the prices referred to in clause 1(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 1(d) and neither the highest nor the lowest of the quotations will be eliminated, or

       (f) if fewer than three of the prices referred to in clause 1(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the specified Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

       (g) if fewer than five but more than two of the prices referred to in clause 1(f) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 1(f) and neither the highest nor the lowest of the quotations will be eliminated, or

       (h) if fewer than three of the prices referred to in clause 1(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

    (2) if CMT Telerate Page 7052 is specified:

       (a) the percentage equal to the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities", as the yield is displayed on Bridge Telerate, Inc., or any successor service, on page 7052, or any other page as may replace page 7052 on that service ("Telerate Page 7052"), for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls, or

       (b) if the rate referred to in clause 2(a) is no longer displayed on Telerate Page 7052 or is not so displayed by 3:00 P.M., New York City time, on the related calculation date, the percentage equal to the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as published in H.15(519) opposite the caption "Treasury constant maturities" for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls, or

       (c) if the rate referred to in clause 2(b) is no longer published or is not published by 3:00 P.M., New York City time, on the related calculation date, the specified one-week or one-month average yield for United States Treasury securities at "constant maturity" having the specified Index Maturity as otherwise announced by the Federal Reserve Bank of New York for the week or month, as applicable, ended immediately preceding the week or month, as applicable, in which the applicable Interest Determination Date falls, or

       (d) if the rate referred to in clause 2(c) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices at approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity equal to the specified Index Maturity, a remaining term to maturity no more than 1 year shorter than that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

       (e) if fewer than five but more than two of the prices referred to in clause 2(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 2(d) and neither the highest nor the lowest of the quotations will be eliminated, or

       (f) if fewer than three of the prices referred to in clause 2(d) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the secondary market bid prices as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date of three Reference Dealers selected by the calculation agent from five Reference Dealers selected by the calculation agent and eliminating the highest quotation or, in the event of equality, one of the highest, and the lowest quotation or, in the event of equality, one of the lowest, for United States Treasury securities with an original maturity greater than the specified Index Maturity, a remaining term to maturity closest to that Index Maturity and in a principal amount that is representative for a single transaction in the securities in that market at that time, or

       (g) if fewer than five but more than two of the prices referred to in clause 2(f) are provided as requested, the rate calculated by the calculation agent as a yield to maturity based on the arithmetic mean of the bid prices obtained pursuant to clause 2(f) and neither the highest nor the lowest of the quotations will be eliminated, or

       (h) if fewer than three of the prices referred to in clause 2(f) are provided as requested, the rate in effect on the applicable Interest Determination Date.

    If two United States Treasury securities with an original maturity greater than the specified Index Maturity have remaining terms to maturity equally close to the specified Index Maturity, the quotations for the United States Treasury security with the shorter original term to maturity will be used.

    COMMERCIAL PAPER RATE. Commercial Paper Rate Notes will bear interest at rates calculated with reference to the Commercial Paper Rate and the specified Spread and/or Spread Multiplier, if any.

    "Commercial Paper Rate" means:

    (1) the rate calculated by the calculation agent as the Money Market Yield (as defined below) on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15(519) opposite the caption "Commercial paper--Nonfinancial", or

    (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield on the applicable Interest Determination Date of the rate for commercial paper having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Commercial paper--Nonfinancial", or

    (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Money Market Yield of the arithmetic mean of the offered rates for commercial paper having the specified Index Maturity placed for industrial issuers whose bond rating is "Aa", or the equivalent, from a nationally recognized statistical rating organization, as quoted as of approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date by three leading dealers of United States dollar commercial paper in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent, or

    (4) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

    "Money Market Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                         D X 360
Money Market Yield =                 --------------              X 100
                                      360 - (D X M)

where "D" refers to the applicable annual rate for commercial paper quoted on a bank discount basis and expressed as a decimal, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

    ELEVENTH DISTRICT COST OF FUNDS RATE. Eleventh District Cost of Funds Rate Notes will bear interest at rates calculated with reference to the Eleventh District Cost of Funds Rate and the specified Spread and/or Spread Multiplier, if any.

    "Eleventh District Cost of Funds Rate" means:

    (1) the rate equal to the monthly weighted average cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls as set forth under the caption "11th District" on the display on Bridge Telerate, Inc. or any successor service on page 7058 or any other page as may replace that page on that service ("Telerate Page 7058") as of 11:00 A.M., San Francisco time, on the applicable Interest Determination Date, or

    (2) if the rate referred to in clause (1) does not appear on Telerate
       Page 7058 as of 11:00 A.M., San Francisco time, on the related Interest Determination Date, the rate equal to the monthly weighted average cost of funds paid by member institutions of the Eleventh Federal Home Loan Bank District that was most recently announced (the "Index") by the Federal Home Loan Bank of San Francisco as such cost of funds for the calendar month preceding the month in which the applicable Interest Determination Date falls, or

    (3) if the Federal Home Loan Bank of San Francisco fails to announce the Index for the calendar month preceding the month in which the applicable Interest Determination Date falls on or before the applicable Interest Determination Date, the rate in effect on the applicable Interest Determination Date.

    FEDERAL FUNDS RATE. Federal Funds Rate Notes will bear interest at rates calculated with reference to the Federal Funds Rate and the specified Spread and/or Spread Multiplier, if any.

    "Federal Funds Rate" means:

    (1) the rate on the applicable Interest Determination Date for United States dollar federal funds as published in H.15(519) opposite the caption "Federal funds (effective)", as displayed on Bridge Telerate, Inc. or any successor service on page 120 or any other page as may replace that page on that service ("Telerate Page 120"), or

    (2) if the rate referred to in clause (1) does not appear on Telerate
       Page 120 or is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date for United States dollar federal funds as published in
       H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Federal funds (effective)", or

    (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged before 9:00 A.M., New York City time, on the applicable Interest Determination Date by three leading brokers of United States dollar federal funds transactions in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent, or

    (4) if one or more of the brokers selected by the calculation agent are not quoting as mentioned in clause (3), the rate in effect on the applicable Interest Determination Date.

    LIBOR. LIBOR Notes will bear interest at rates calculated with reference to LIBOR and the specified Spread and/or Spread Multiplier, if any.

    "LIBOR" means:

    (1) if "LIBOR Telerate" is specified, or if neither "LIBOR Reuters" nor "LIBOR Telerate" is specified, LIBOR will be the offered rate for LIBOR Deposits (as defined below) that appears on the Designated LIBOR
       Page (as defined below) as of 11:00 A.M., London time, on the applicable Interest Determination Date, or

    (2) if "LIBOR Reuters" is specified, LIBOR will be the rate calculated by the calculation agent as the arithmetic mean of the offered rates for LIBOR Deposits that appear on the Designated LIBOR Page as of 11:00 A.M., London time, on the applicable Interest Determination Date. If the Designated LIBOR Page by its terms provides only for a single rate, then the single rate will be used, or

    (3) if, in the case of clause (1), no offered rate appears on the Designated LIBOR Page, or if, in the case of clause (2), fewer than two offered rates appear on the Designated LIBOR Page (and the Designated LIBOR Page, by its terms, does not provide only for a single rate), the rate calculated by the calculation agent as the arithmetic mean of at least two quotations obtained by the calculation agent after requesting the principal London offices of each of four major reference banks in the London interbank market (which may include one or more of the agents or one or more of their affiliates) to provide the calculation agent with its quotation for LIBOR Deposits to prime banks in the London interbank market at approximately 11:00 A.M., London time, on the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

    (4) if fewer than two quotations referred to in clause (3) are so provided, the rate calculated by the calculation agent as the arithmetic mean of the rates quoted at approximately 11:00 A.M., New York City time, on the applicable Interest Determination Date by three major banks in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent for loans in United States dollars to leading European banks having the specified Index Maturity commencing on the second London Business Day following the applicable Interest Determination Date and in a principal amount that is representative for a single transaction in United States dollars in that market at that time, or

    (5) if one or more of the banks so selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

    "LIBOR Deposits" means deposits in United States dollars, having the specified Index Maturity, commencing on the second London Business Day following the applicable Interest Determination Date.

    "Designated LIBOR Page" means either:

    - if "LIBOR Telerate" is specified, or neither "LIBOR Reuters" nor "LIBOR Telerate" is specified, the display on Bridge Telerate, Inc. or any successor service on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for United States dollars, or

    - if "LIBOR Reuters" is specified, the display on the Reuter Monitor Money Rates Service or any successor service on the specified page or any page as may replace the specified page on that service for the purpose of displaying the London interbank rates of major banks for United States dollars.

    PRIME RATE. Prime Rate Notes will bear interest at rates calculated with reference to the Prime Rate and the specified Spread and/or Spread Multiplier, if any.

    "Prime Rate" means:

    (1) the rate on the applicable Interest Determination Date as published in H.15(519) opposite the caption "Bank prime loan", or

    (2) if the rate referred to in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate on the applicable Interest Determination Date published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "Bank prime loan", or

    (3) if the rate referred to in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the rates of interest publicly announced by each bank (which may include one or more of the agents or one or more of their affiliates) that appears on the Reuters Screen US PRIME 1 Page (as defined below) as such bank's prime rate or base lending rate as of 11:00 A.M., New York City time, on the applicable Interest Determination Date, or

    (4) if, in the case of clause (3), fewer than four rates appear on the Reuters Screen US PRIME 1 Page by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the arithmetic mean of the prime rates or base lending rates quoted on the basis of the actual number of days in the year divided by a 360-day year as of the close of business on the applicable Interest Determination Date by three major banks in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent, or

    (5) if one or more of the banks selected by the calculation agent are not quoting as mentioned in clause (4), the rate in effect on the applicable Interest Determination Date.

    "Reuters Screen US PRIME 1 Page" means the display on the Reuter Monitor Money Rates Service or any successor service on the "US PRIME 1" page or such other page as may replace that page on that service for the purpose of displaying prime rates or base lending rates of major United States banks.

    TREASURY RATE. Treasury Rate Notes will bear interest at rates calculated with reference to the Treasury Rate and the specified Spread and/or Spread Multiplier, if any.

    "Treasury Rate" means:

    (1) the rate from the auction held on the applicable Interest Determination Date (the "Auction") of Treasury Bills having the specified Index Maturity which appears under the caption "INVESTMENT RATE" on the display on Bridge Telerate, Inc. or any successor service on page 56 or any other page as may replace page 56 on that service ("Telerate Page 56") or page 57 or any other page as may replace page 57 on that service ("Telerate Page 57"), or

    (2) if the rate described in clause (1) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield (as defined below) of the rate from the Auction of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. Government securities/Treasury bills/Auction high", or

    (3) if the rate described in clause (2) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the Auction rate of Treasury Bills having the specified Index Maturity as announced by the United States Department of the Treasury, or

    (4) if the rate referred to in clause (3) is not announced by the United States Department of the Treasury by 3:00 P.M., New York City time, on the related calculation date, or if the Auction is not held, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15(519) opposite the caption "U.S. government securities/Treasury bills/secondary market", or

    (5) if the rate referred to in clause (4) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the rate on the applicable Interest Determination Date of Treasury Bills having the specified Index Maturity, as published in H.15 Daily Update, or such other recognized electronic source used for the purpose of displaying the applicable rate, opposite the caption "U.S. Government securities/Treasury bills/secondary market", or

    (6) if the rate referred to in clause (5) is not so published by 3:00 P.M., New York City time, on the related calculation date, the rate calculated by the calculation agent as the Bond Equivalent Yield of the arithmetic mean of the secondary market bid rates for the issue of Treasury Bills with a remaining maturity closest to the specified Index Maturity, as quoted as of approximately 3:30 P.M., New York City time, on the applicable Interest Determination Date by three primary United States government securities dealers in The City of New York (which may include one or more of the agents or one or more of their affiliates) selected by the calculation agent, or

    (7) if one or more of the dealers selected by the calculation agent are not quoting as mentioned in clause (6), the rate in effect on the applicable Interest Determination Date.

    "Bond Equivalent Yield" means a yield calculated in accordance with the following formula and expressed as a percentage:

                                             D X N
Bond Equivalent Yield =                 --------------              X 100
                                         360 - (D X M)

where "D" refers to the applicable annual rate for Treasury Bills quoted on a bank discount basis and expressed as a decimal, "N" refers to 365 or 366, as the case may be, and "M" refers to the actual number of days in the interest period for which interest is being calculated.

OTHER PROVISIONS; ADDENDA

    Any provisions with respect to an issue of notes, including the specification and determination of one or more interest rate bases, the calculation of the interest rate applicable to a floating rate note, the applicable interest payment dates, the stated maturity date, any redemption or repayment provisions or any other matter relating to the applicable notes may be modified by the terms as specified under "Other Provisions" on the face of the applicable notes or in an Addendum relating to the applicable notes, if so specified on the face of the applicable notes and in the applicable pricing supplement.

DISCOUNT NOTES

    We may from time to time offer notes ("Discount Notes") that have a specified issue price that is less than 100% of the principal amount thereof (i.e. par) by more than a percentage equal to the product of 0.25% and the number of full years between the date of issue and the regularly scheduled maturity of the note. Discount Notes may not bear any interest currently or may bear interest at a rate that is below market rates at the time of issuance. The difference between the issue price of a Discount Note and par is referred to as the "Discount". In the event of redemption, repayment or acceleration of maturity of a Discount Note, the amount payable to the holder will be equal to the sum of:

    - the issue price (increased by any accruals of Discount) and, in the event of redemption, multiplied by a percentage of the principal amount as described above under "--Redemption at Our Option"; and

    - any unpaid interest accrued on the Discount Note to the date of the redemption, repayment or acceleration of maturity, as the case may be.

    For purposes of determining the amount of Discount that has accrued as of any date on which a redemption, repayment or acceleration of maturity occurs for a Discount Note, Discount will be accrued using a constant yield method. The constant yield will be calculated using a 30-day month, 360-day year convention, a compounding period that, except for the Initial Period (as defined below), corresponds to the shortest period between interest payment dates for the applicable Discount Note (with ratable accruals within a compounding period), a coupon rate equal to the initial coupon rate applicable to the Discount Note and an assumption that the maturity of a Discount Note will not be accelerated. If the period from the date of issue to the first interest payment date for a Discount Note (the "Initial Period") is shorter than the compounding period for the Discount Note, a proportionate amount of the yield for an entire compounding period will be accrued. If the Initial Period is longer than the compounding period, then the period will be divided into a regular compounding period and a short period with the short period being treated as provided in the preceding sentence. The accrual of Discount for the above purposes may differ from the accrual of original issue discount for Federal income tax purposes. Certain Discount Notes may not be treated as having original issue discount for Federal income tax purposes, and notes other than Discount Notes may be treated as issued with original issue discount for Federal income tax purposes. See "Certain United States Federal Income Tax Considerations".

INDEXED NOTES

    We may from time to time offer notes ("Indexed Notes") with the amount of principal, premium and/or interest payable in respect thereof to be determined with reference to the price or prices, yield or value of one or more specified commodities or securities, to any statistical measure of economic or financial performance, including, without limitation, any currency, consumer price or mortgage index, or to other items, in each case as specified in the applicable pricing supplement. In certain cases, holders of Indexed Notes may receive a principal payment at Maturity that is greater than or less than the principal amount of such Indexed Notes, depending upon the relative value on the date of Maturity of the specified indexed item. Information as to the method for determining the amount of principal, premium, if any, and/or interest, if any, payable in respect of Indexed Notes, certain historical information with respect to the specified indexed item and any material tax considerations associated with an investment in Indexed Notes will be specified in the applicable pricing supplement. See also "Risk Factors".

EXTENDIBLE MATURITY NOTES

    We may from time to time offer notes ("Extendible Maturity Notes") with the option to extend the maturity of the notes to one or more dates indicated in the notes and the applicable pricing supplement. The terms of and any additional considerations relating to any Extendible Maturity Notes will be specified in the applicable pricing supplement.

AMORTIZING NOTES

    We may from time to time offer notes ("Amortizing Notes") with amounts of principal and interest payable in installments over the term of the notes. Interest on Amortizing Notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Payments with respect to Amortizing Notes will be applied first to interest due and payable on the Amortizing Notes and then to the reduction of the unpaid principal amount of the Amortizing Notes. Further information concerning additional terms and conditions of any issue of Amortizing Notes will be provided in the applicable pricing supplement. A table setting forth repayment information in respect of each Amortizing Note will be included in the applicable note and the applicable pricing supplement.

BOOK-ENTRY NOTES

    The notes may be issued, in whole or in part, in book-entry form. Upon issuance, all notes in book-entry form having the same date of issue, Maturity and otherwise having identical terms and provisions will be represented by one or more fully registered global notes. One fully registered global note will be issued for each issue of notes, each in the aggregate principal amount of the issue, unless the aggregate principal amount of any issue exceeds $500,000,000, in which case one global note will be issued with respect to each $500,000,000 of principal amount and an additional global note will be issued with respect to any remaining principal amount of the issue.

    Each global note will be deposited with, or on behalf of, DTC or any other specified depositary. The global notes will be issued as fully registered securities and will be registered in the name of DTC or such other depositary (or their nominees). See "Description of Debt Securities--Global Debt Securities" in the accompanying prospectus.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

    The following summary of certain United States Federal income tax consequences of the purchase, ownership and disposition of the notes is based upon laws, regulations, rulings and decisions now in effect, all of which are subject to change, including changes in effective dates, or possible differing interpretations. It deals only with notes held as capital assets and does not purport to deal with persons in special tax situations, such as financial institutions, insurance companies, regulated investment companies, dealers in securities or currencies, persons holding notes as a hedge against currency risks or as a position in a "straddle" for tax purposes, or persons whose functional currency is not the United States dollar. It also does not deal with holders other than original purchasers, except where otherwise specifically noted. Persons considering the purchase of the notes should consult their own tax advisers concerning the application of United States Federal income tax laws to their particular situations as well as any consequences of the purchase, ownership and disposition of the notes arising under the laws of any other taxing jurisdiction.

    As used in this prospectus supplement, the term "U.S. Holder" means a beneficial owner of a note that is for United States Federal income tax purposes:

    (1) a citizen or resident of the United States,

    (2) a corporation or a partnership (including an entity treated as a corporation or a partnership for United States Federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia (other than a partnership that is not treated as a United States person under any applicable Treasury regulations),

    (3) an estate whose income is subject to United States Federal income tax regardless of its source,

    (4) a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust, or

    (5) any other person whose income or gain in respect of a note is effectively connected with the conduct of a United States trade or business.

Notwithstanding the preceding clause (4), to the extent provided in regulations, certain trusts that (1) were in existence on August 20, 1996, (2) prior to that date, were treated as United States persons under the United States Internal Revenue Code of 1986, as amended (the "Code"), and applicable Treasury regulations thereunder, and (3) elect to continue to be so treated, also will be U.S. Holders for purposes of the following discussion. As used herein, the term "non-U.S. Holder" means a beneficial owner of a note that is not a U.S. Holder.

U.S. HOLDERS

    PAYMENTS OF INTEREST. Payments of interest on a note generally will be taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting).

    ORIGINAL ISSUE DISCOUNT. The following summary is a general discussion of the United States Federal income tax consequences to U.S. Holders of the purchase, ownership and disposition of notes issued with original issue discount within the meaning of the Code ("Original Issue Discount Notes"). The following summary is based upon final Treasury regulations (the "OID Regulations") released by the Internal Revenue Service on January 27, 1994, as amended on June 11, 1996, under the original issue discount provisions of the Code.

    For United States Federal income tax purposes, original issue discount is the excess of the stated redemption price at maturity of a note over its issue price if such excess equals or exceeds a DE MINIMIS amount (generally 1/4 of 1% of the note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date or, in the case of a note providing for the payment of any amount other than qualified stated interest (as defined below) prior to maturity, multiplied by the weighted average maturity of the note). The issue price of each note of an issue of notes equals the first price at which a substantial amount of the notes has been sold (ignoring sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers). The stated redemption price at maturity of a note is the sum of all payments provided by the note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate. In addition, under the OID Regulations, if a note bears interest for one or more accrual periods at a rate below the rate applicable for the remaining term of the note (e.g., notes with teaser rates or interest holidays), and if the greater of either the resulting foregone interest on the note or any "true" discount on the note (i.e., the excess of the note's stated principal amount over its issue price) equals or exceeds a specified DE MINIMIS amount, then the stated interest on the note would be treated as original issue discount rather than qualified stated interest.

    Payments of qualified stated interest on a note are taxable to a U.S. Holder as ordinary interest income at the time such payments are accrued or are received (in accordance with the U.S. Holder's regular method of tax accounting). A U.S. Holder of an Original Issue Discount Note must include original issue discount in income as ordinary interest for United States Federal income tax purposes as it accrues under a constant yield method in advance of receipt of the cash payments attributable to such income, regardless of the U.S. Holder's regular method of tax accounting. In general, the amount of original issue discount included in income by the initial U.S. Holder of an Original Issue Discount Note is the sum of the daily portions of original issue discount with respect to the Original Issue Discount Note for each day during the taxable year (or portion of the taxable year) on which the U.S. Holder held the Original Issue Discount Note. The "daily portion" of original issue discount on any Original Issue Discount Note is determined by allocating to each day in any accrual period a ratable portion of the original issue discount allocable to that accrual period. An "accrual period" may be of any length and the accrual periods may vary in length over the term of the Original Issue Discount Note, provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs either on the final day of an accrual period or on the first day of an accrual period. The amount of original issue discount allocable to each accrual period is generally equal to the difference between:

    - the product of the Original Issue Discount Note's adjusted issue price at the beginning of such accrual period and its yield to maturity (determined on the basis of compounding at the close of each accrual period and appropriately adjusted to take into account the length of the particular accrual period), and

    - the amount of any qualified stated interest payments allocable to such accrual period.

    The "adjusted issue price" of an Original Issue Discount Note at the beginning of any accrual period is the sum of the issue price of the Original Issue Discount Note plus the amount of original issue discount allocable to all prior accrual periods minus the amount of any prior payments on the Original Issue Discount Note that were not qualified stated interest payments. Under these rules, U.S. Holders generally will have to include in income increasingly greater amounts of original issue discount in successive accrual periods.

    A U.S. Holder who purchases an Original Issue Discount Note for an amount that is greater than its adjusted issue price as of the purchase date and less than or equal to the sum of all amounts payable on the Original Issue Discount Note after the purchase date, other than payments of qualified stated interest, will be considered to have purchased the Original Issue Discount Note at an "acquisition premium". Under the acquisition premium rules, the amount of original issue discount which such U.S. Holder must include in its gross income with respect to such Original Issue Discount Note for any taxable year (or portion thereof in which the U.S. Holder holds the Original Issue Discount Note) will be reduced (but not below zero) by the portion of the excess properly allocable to the period. If the purchase price exceeds the adjusted issue price and the sum of amounts payable on the Original Issue Discount Note other than payments of qualified stated interest, the U.S. Holder will also be entitled to deductions for amortizable bond premium as discussed below.

    Under the OID Regulations, floating rate notes (hereinafter "Variable Notes") are subject to special rules whereby a Variable Note will qualify as a "variable rate debt instrument" if:

    - its issue price does not exceed the total noncontingent principal payments due under the Variable Note by more than a specified DE MINIMIS amount, and

    - it provides for stated interest, paid or compounded at least annually, at current values of:

       - one or more qualified floating rates,

       - a single fixed rate and one or more qualified floating rates,

       - a single objective rate, or

       - a single fixed rate and a single objective rate that is a qualified inverse floating rate.

    A "qualified floating rate" is any variable rate where variations in the value of such rate can reasonably be expected to measure contemporaneous variations in the cost of newly borrowed funds in the currency in which the Variable Note is denominated. Although a multiple of a qualified floating rate will generally not itself constitute a qualified floating rate, a variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35 will constitute a qualified floating rate. A variable rate equal to the product of a qualified floating rate and a fixed multiple that is greater than .65 but not more than 1.35, increased or decreased by a fixed rate, will also constitute a qualified floating rate. In addition, under the OID Regulations, two or more qualified floating rates that can reasonably be expected to have approximately the same values throughout the term of the Variable Note (e.g., two or more qualified floating rates with values within 25 basis points of each other as determined on the Variable Note's issue date) will be treated as a single qualified floating rate. Notwithstanding the foregoing, a variable rate that would otherwise constitute a qualified floating rate but which is subject to one or more restrictions such as a maximum numerical limitation (i.e., a cap) or a minimum numerical limitation (i.e., a floor) may, under certain circumstances, fail to be treated as a qualified floating rate under the OID Regulations unless such cap or floor is fixed throughout the term of the note. An "objective rate" is a rate that is not itself a qualified floating rate but which is determined using a single fixed formula that is based on objective financial or economic information. A rate will not qualify as an objective rate if it is based on information that is within the control of the issuer (or a related party) or that is unique to the circumstances of the issuer (or a related party), such as dividends, profits, or the value of the issuer's stock (although a rate does not fail to be an objective rate merely because it is based on the credit quality of the issuer). A "qualified inverse floating rate" is any objective rate where such rate is equal to a fixed rate minus a qualified floating rate, as long as variations in the rate can reasonably be expected to inversely reflect contemporaneous variations in the qualified floating rate. The OID Regulations also provide that if a Variable Note provides for stated interest at a fixed rate for an initial period of one year or less followed by a variable rate that is either a qualified floating rate or an objective rate and if the variable rate on the Variable Note's issue date is intended to approximate the fixed rate (e.g., the value of the variable rate on the issue date does not differ from the value of the fixed rate by more than 25 basis points), then the fixed rate and the variable rate together will constitute either a single qualified floating rate or objective rate, as the case may be.

    If a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof qualifies as a "variable rate debt instrument" under the OID Regulations, and if the interest on a Variable Note is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually, then all stated interest on the Variable Note will constitute qualified stated interest and will be taxed accordingly. Thus, a Variable Note that provides for stated interest at either a single qualified floating rate or a single objective rate throughout the term thereof and that qualifies as a "variable rate debt instrument" under the OID Regulations will generally not be treated as having been issued with original issue discount unless the Variable Note is issued at a "true" discount (i.e., at a price below the Variable Note's stated principal amount) in excess of a specified DE MINIMIS amount. The amount of qualified stated interest and the amount of original issue discount, if any, that accrues during an accrual period on such a Variable Note is determined under the rules applicable to fixed rate debt instruments by assuming that the variable rate is a fixed rate equal to:

    - in the case of a qualified floating rate or qualified inverse floating rate, the value, as of the issue date, of the qualified floating rate or qualified inverse floating rate, or

    - in the case of an objective rate (other than a qualified inverse floating rate), a fixed rate that reflects the yield that is reasonably expected for the Variable Note.

The qualified stated interest allocable to an accrual period is increased (or decreased) if the interest actually paid during an accrual period exceeds (or is less than) the interest assumed to be paid during the accrual period pursuant to the foregoing rules.

    In general, any other Variable Note that qualifies as a "variable rate debt instrument" will be converted into an "equivalent" fixed rate debt instrument for purposes of determining the amount and accrual of original issue discount and qualified stated interest on the Variable Note. The OID Regulations generally require that such a Variable Note be converted into an "equivalent" fixed rate debt instrument by substituting any qualified floating rate or qualified inverse floating rate provided for under the terms of the Variable Note with a fixed rate equal to the value of the qualified floating rate or qualified inverse floating rate, as the case may be, as of the Variable Note's issue date. Any objective rate (other than a qualified inverse floating rate) provided for under the terms of the Variable Note is converted into a fixed rate that reflects the yield that is reasonably expected for the Variable Note. In the case of a Variable Note that qualifies as a "variable rate debt instrument" and provides for stated interest at a fixed rate in addition to either one or more qualified floating rates or a qualified inverse floating rate, the fixed rate is initially converted into a qualified floating rate (or a qualified inverse floating rate, if the Variable Note provides for a qualified inverse floating rate). Under such circumstances, the qualified floating rate or qualified inverse floating rate that replaces the fixed rate must be such that the fair market value of the Variable Note as of the Variable Note's issue date is approximately the same as the fair market value of an otherwise identical debt instrument that provides for either the qualified floating rate or qualified inverse floating rate rather than the fixed rate. Subsequent to converting the fixed rate into either a qualified floating rate or a qualified inverse floating rate, the Variable Note is then converted into an "equivalent" fixed rate debt instrument in the manner described above.

    Once the Variable Note is converted into an "equivalent" fixed rate debt instrument pursuant to the foregoing rules, the amount of original issue discount and qualified stated interest, if any, are determined for the "equivalent" fixed rate debt instrument by applying the general original issue discount rules to the "equivalent" fixed rate debt instrument and a U.S. Holder of the Variable Note will account for such original issue discount and qualified stated interest as if the U.S. Holder held the "equivalent" fixed rate debt instrument. In each accrual period, appropriate adjustments will be made to the amount of qualified stated interest or original issue discount assumed to have been accrued or paid with respect to the "equivalent" fixed rate debt instrument in the event that such amounts differ from the actual amount of interest accrued or paid on the Variable Note during the accrual period.

    If a Variable Note does not qualify as a "variable rate debt instrument" under the OID Regulations, then the Variable Note would be treated as a contingent payment debt obligation. On June 11, 1996, the Treasury Department issued final regulations (the "CPDI Regulations") concerning the proper United States Federal income tax treatment of contingent payment debt instruments. In general, the CPDI Regulations would cause the timing and character of income, gain or loss reported on a contingent payment debt instrument to substantially differ from the timing and character of income, gain or loss reported on a contingent payment debt instrument under general principles of current United States Federal income tax law. Specifically, the CPDI Regulations generally require a U.S. Holder of such an instrument to include future contingent and noncontingent interest payments in income as such interest accrues based upon a projected payment schedule. Moreover, in general, under the CPDI Regulations, any gain recognized by a U.S. Holder on the sale, exchange, or retirement of a contingent payment debt instrument will be treated as ordinary income and all or a portion of any loss realized could be treated as ordinary loss as opposed to capital loss (depending upon the circumstances). The CPDI Regulations apply to debt instruments issued on or after August 13, 1996. The proper United States Federal income tax treatment of Variable Notes that are treated as contingent payment debt obligations will be more fully described in the applicable pricing supplement. Furthermore, any other special United States Federal income tax considerations, not otherwise discussed herein, which are applicable to any particular issue of notes will be discussed in the applicable pricing supplement.

    We may issue notes which:

    - may be redeemable at our option prior to their stated maturity (a "call option") and/or

    - may be repayable at the option of the holder prior to their stated maturity (a "put option").

Notes containing such features may be subject to rules that differ from the general rules discussed above. Investors intending to purchase notes with such features should consult their own tax advisors, since the original issue discount consequences will depend, in part, on the particular terms and features of the purchased notes.

    U.S. Holders may generally, upon election, include in income all interest (including stated interest, acquisition discount, original issue discount, DE MINIMIS original issue discount, market discount, DE MINIMIS market discount, and unstated interest, as adjusted by any amortizable bond premium or acquisition premium) that accrues on a debt instrument by using the constant yield method applicable to original issue discount, subject to certain limitations and exceptions.

    SHORT-TERM NOTES. Notes that have a fixed maturity of one year or less ("Short-Term Notes") will be treated as having been issued with original issue discount. In general, an individual or other cash method U.S. Holder is not required to accrue such original issue discount unless the U.S. Holder elects to do so. If such an election is not made, any gain recognized by the U.S. Holder on the sale, exchange or maturity of the Short-Term Note will be ordinary income to the extent of the original issue discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or maturity, and a portion of the deductions otherwise allowable to the U.S. Holder for interest on borrowings allocable to the Short-Term Note will be deferred until a corresponding amount of income is realized. U.S. Holders who report income for United States Federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue original issue discount on a Short-Term Note on a straight-line basis unless an election is made to accrue the original issue discount under a constant yield method (based on daily compounding).

    MARKET DISCOUNT. If a U.S. Holder purchases a note, other than an Original Issue Discount Note, for an amount that is less than its issue price (or, in the case of a subsequent purchaser, its stated redemption price at maturity) or, in the case of an Original Issue Discount Note, for an amount that is less than its adjusted issue price as of the purchase date, such U.S. Holder will be treated as having purchased the note at a "market discount", unless such market discount is less than a specified DE MINIMIS amount.

    Under the market discount rules, a U.S. Holder will be required to treat any partial principal payment (or, in the case of an Original Issue Discount Note, any payment that does not constitute qualified stated interest) on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of:

    - the amount of such payment or realized gain, or

    - the market discount which has not previously been included in income and is treated as having accrued on the note at the time of such payment or disposition.

Market discount will be considered to accrue ratably during the period from the date of acquisition to the maturity date of the note, unless the U.S. Holder elects to accrue market discount on the basis of semiannual compounding.

    A U.S. Holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the maturity of the Note or certain earlier dispositions because a current deduction is only allowed to the extent the interest expense exceeds an allocable portion of market discount. A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for United States Federal income tax purposes. Such an election will apply to all debt instruments acquired by the U.S. Holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

    PREMIUM. If a U.S. Holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date other than payments of qualified stated interest, the U.S. Holder will be considered to have purchased the note with "amortizable bond premium" equal in amount to such excess. A U.S. Holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. However, if the note may be optionally redeemed after the U.S. Holder acquires it at a price in

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excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments held by the U.S. Holder on or after the first day of the first taxable year to which the election applies and may be revoked only with the consent of the IRS.

    DISPOSITION OF A NOTE. Except as discussed above, upon the sale, exchange or retirement of a note, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange or retirement (other than amounts representing accrued and unpaid interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted tax basis in a note generally will equal the U.S. Holder's initial investment in the note increased by any original issue discount included in income (and accrued market discount, if any, if the U.S. Holder has included such market discount in income) and decreased by the amount of any payments, other than qualified stated interest payments, received and amortizable bond premium taken with respect to the note. Such gain or loss generally will be long-term capital gain or loss if the note were held for more than one year. Non-corporate taxpayers are subject to reduced maximum rates on long-term capital gains and are generally subject to ordinary income rates on short-term capital gains. The deductibility of capital losses is subject to certain limitations. Prospective investors should consult their own tax advisors concerning these tax law provisions.

NON-U.S. HOLDERS

    A non-U.S. Holder will not be subject to United States Federal income taxes on payments of principal, premium (if any) or interest (including original issue discount, if any) on a note, unless such non-U.S. Holder is a direct or indirect 10% or greater shareholder of AGFC, a controlled foreign corporation related to AGFC or a bank receiving interest described in section 881(c)(3)(A) of the Code. To qualify for the exemption from taxation, the Withholding Agent (as defined below) must have received a statement that (1) is signed by the beneficial owner of the note under penalties of perjury, (2) certifies that such owner is not a U.S. Holder and (3) provides the name and address of the beneficial owner. A "Withholding Agent" is generally the last United States payor (or non-U.S. payor who is a foreign intermediary, U.S. branch of a foreign person, or withholding foreign partnership) in the chain of payment prior to payment to a non-U.S. Holder (which itself is not a Withholding Agent). The statement may be made on an IRS Form W-8BEN or a substantially similar form, and the beneficial owner must inform the Withholding Agent of any change in the information on a new W-8BEN within 30 days of such change. If a note is held through a securities clearing organization or certain other financial institutions, the organization or institution may provide a signed statement to the Withholding Agent. However, in such case, the signed statement must be accompanied by a copy of the IRS
Form W-8BEN or the substitute form provided by the beneficial owner to the organization or institution.

    The Treasury has issued new regulations (the "New Regulations") effective for payments made after December 31, 2000 which make certain modifications to the withholding, backup withholding and information reporting rules. A Noteholder who is not an individual or corporation (or an entity treated as a corporation for United States Federal income tax purposes) holding the notes on its own behalf may have substantially increased reporting requirements. In particular, in the case of notes held by a foreign partnership (or foreign trust), the partners (or beneficiaries) rather than the partnership (or trust) will be required to provide the certification discussed above, and the partnership (or trust) will be required to provide certain additional information.

    Generally, a non-U.S. Holder will not be subject to United States Federal income taxes on any amount which constitutes capital gain upon retirement or disposition of a note, provided the gain is not effectively connected with the conduct of a trade or business in the United States by the non-U.S.

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Holder. Certain other exceptions may be applicable, and a non-U.S. Holder should consult its tax advisor in this regard.

    The notes will not be includible in the estate of a non-U.S. Holder unless the individual is a direct or indirect 10% or greater shareholder of AGFC or, at the time of such individual's death, payments in respect of the notes would have been effectively connected with the conduct by such individual of a trade or business in the United States.

BACKUP WITHHOLDING

    Backup withholding of United States Federal income tax at a rate of 30.5% (which will be periodically decreased through 2006) may apply to payments made in respect of the notes to registered owners who are not "exempt recipients" and who fail to provide certain identifying information, such as the registered owner's taxpayer identification number, in the required manner.

    Generally, individuals are not exempt recipients, whereas corporations and certain other entities generally are exempt recipients. Payments made in respect of the notes to a U.S. Holder must be reported to the IRS, unless the U.S. Holder is an exempt recipient or establishes an exemption. Compliance with the identification procedures described in the preceding section would establish an exemption from backup withholding for those non-U.S. Holders who are not exempt recipients.

    In addition, upon the sale of a note to (or through) a broker, the broker must withhold 30.5% (which will be periodically decreased through 2006) of the entire purchase price, unless either:

    - the broker determines that the seller is a corporation or other exempt recipient, or

    - the seller provides, in the required manner, certain identifying information and, in the case of a non-U.S. Holder, certifies that such seller is a non-U.S. Holder (and certain other conditions are met).

    Such a sale must also be reported by the broker to the IRS, unless either:

    - the broker determines that the seller is an exempt recipient, or

    - the seller certifies its non-U.S. status (and certain other conditions are met).

Certification of the registered owner's non-U.S. status would be made normally on an IRS Form W-8BEN under penalties of perjury, although in certain cases it may be possible to submit other documentary evidence. In addition, prospective U.S. Holders are strongly urged to consult their own tax advisors with respect to the New Regulations. See "--Non-U.S. Holders".

    Any amounts withheld under the backup withholding rules from a payment to a beneficial owner would be allowed as a refund or a credit against such beneficial owner's United States Federal income tax provided the required information is furnished to the IRS.

                              PLAN OF DISTRIBUTION

    We are offering the notes on a continuing basis for sale to or through the agents. The agents are Banc of America Securities LLC; Banc One Capital Markets, Inc.; Goldman, Sachs & Co.; J.P. Morgan Securities Inc.; Morgan Stanley & Co. Incorporated; Salomon Smith Barney Inc.; and First Union Securities, Inc. (acting under the trade name Wachovia Securities). First Union Securites, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional, and capital markets businesses through its various bank, broker-dealer and non-bank subsidiaries (including First Union Securities, Inc.) under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the notes.

    The agents, individually or in a syndicate, may purchase notes, as principal, from us from time to time for resale to investors and other purchasers at varying prices relating to prevailing market prices at the time of resale as determined by the applicable agent, or for resale at a fixed public offering price. Any note sold to an agent as principal will be purchased by the agent at a discount to be agreed upon at the time of sale. If agreed to by us and an agent, the agent may utilize its reasonable efforts on an agency basis on our behalf to solicit offers to purchase notes at 100% of the principal amount of the notes. We will pay to each of the agents through which we sell a note on an agency basis a commission not to exceed .875% of the principal amount of the note. Certain of the above underwriting and agency arrangements may be changed with respect to specific notes. We will describe any such change in the applicable pricing supplement.

    Each agent may sell notes it has purchased from us as principal to certain dealers at a price equal to the agent's purchase price less a concession in the amount of all or any portion of the discount received in connection with that purchase. An agent may allow, and any such dealer may reallow, a discount to certain other dealers. After the initial public offering of notes, the public offering price, in the case of notes to be resold at a fixed public offering price, the concession and the reallowance may be changed.

    We have reserved the right to sell the notes through one or more other agents or to other persons as principal. If we do so, we will specify the names of the other agents or principals in the applicable pricing supplement. We also have reserved the right to sell notes directly to investors without the assistance of any agent. We will not pay any commission with respect to any notes we sell directly.

    We reserve the right to withdraw, cancel or modify the offer made by this prospectus supplement without notice and may reject orders, in whole or in part, whether placed directly with us or through an agent. Each agent will have the right, in its discretion reasonably exercised, to reject in whole or in part any offer to purchase notes received by it on an agency basis.

    Unless otherwise specified in an applicable pricing supplement, you will be required to pay the purchase price of your notes in immediately available funds in U.S. dollars in New York City on the date of settlement.

    No note will have an established trading market when issued. Unless specified in the applicable pricing supplement, we will not list the notes on any securities exchange. The agents may from time to time purchase and sell notes in the secondary market, but they are not obligated to do so, and there can be no assurance that there will be a secondary market for the notes or liquidity in the secondary market if one develops. From time to time, one or more of the agents may make a market in the notes, but they are not obligated to do so and may discontinue any market-making activity at any time.

    The agents may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. We have agreed to indemnify the agents against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments the agents may be required to make in respect thereof. We have agreed to reimburse the agents for certain expenses. We may make similar arrangements with any other principals or agents to or through which we sell notes.

    From time to time, each of the agents or their respective affiliates have engaged and may engage in transactions with and/or perform services, including investment banking or general financing and banking services, for us and our affiliates in the ordinary course of business. Ellen V. Futter, a director of AIG, is also a director of J.P. Morgan Chase & Co., which is an affiliate of J.P. Morgan Securities Inc.

    From time to time, we may issue and sell other debt securities described in the accompanying prospectus, and the amount of notes that we may offer and sell under this prospectus supplement would be reduced as a result of such sales.

    In connection with an offering of notes purchased by one or more of the agents as principal on a fixed price basis, the applicable agents will be permitted to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If those agents create a short position in notes in connection with the offering, i.e., if they sell notes in an aggregate principal amount exceeding that set forth in the applicable pricing supplement, then they may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a short position could have the effect of raising or maintaining the market price of the security or preventing or retarding a decline in the market price of the security.

    Neither we nor any agent makes any representation or prediction as to the direction or magnitude of any effect that the transactions described in the immediately preceding paragraph may have on the price of notes. In addition, neither we nor any agent makes any representation that the agents will engage in any such transactions or that such transactions, once commenced, will not be discontinued without notice.

                                 LEGAL OPINIONS

    Timothy M. Hayes, our General Counsel, will pass upon the legality of the notes for us and Baker & Daniels, Indianapolis, Indiana, will pass upon certain tax matters relating to the notes. Sidley Austin Brown & Wood LLP, New York, New York, will pass upon certain legal matters relating to the notes for the agents. Sidley Austin Brown & Wood LLP may rely as to matters of Indiana law on the opinion of Mr. Hayes. Mr. Hayes owns shares of common stock of AIG and has options to purchase additional shares of such stock.

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                                 $3,500,000,000

                      AMERICAN GENERAL FINANCE CORPORATION

                               MEDIUM-TERM NOTES,
                                    SERIES G

                   DUE NINE MONTHS OR MORE FROM DATE OF ISSUE

                             ---------------------

                             PROSPECTUS SUPPLEMENT
                            ------------------------

BANC OF AMERICA SECURITIES LLC

      BANC ONE CAPITAL MARKETS, INC.

             GOLDMAN, SACHS & CO.

                    JPMORGAN

                           MORGAN STANLEY

                                  SALOMON SMITH BARNEY

                                         WACHOVIA SECURITIES

                               DECEMBER 13, 2001

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